Exhibit 99.1

For Immediate Release

May 5, 2004

Delco Remy International Announces Strong First Quarter 2004 Operating Results

Anderson, Indiana, May 5, 2004/PRNewswire/ — Delco Remy International, Inc., a leading worldwide manufacturer and remanufacturer of automotive electrical and drivetrain/powertrain products, today announced record first quarter net sales and strong Adjusted EBITDA performance. Net sales of $293.2 million in the first quarter of 2004 increased $36.6 million, or 14.3%, and Adjusted EBITDA of $31.1 million increased $6.4 million, or 25.8%, over the first quarter of 2003. Operating income of $24.0 million in the first quarter of 2004 compares with an operating loss of $27.9 million in the first quarter of 2003. Restructuring charges of $1.1 million and $45.1 million were recorded in the first quarter of 2004 and 2003, respectively.

Year over year sales growth primarily reflected stronger customer demand in the heavy-duty and industrial sectors, increased retail and GM SPO sales in the Electrical Aftermarket and increased Automotive OEM volume from new alternator business awards. Double digit sales growth compared to the first quarter of 2003 was recorded in these product groups, as well as remanufactured diesel engines and parts.

Significant gross margin and Adjusted EBITDA improvements reflected the sales volume increases and benefits of the restructuring and other cost reduction actions taken in 2003.

Commenting on these results, Thomas J. Snyder, President and CEO, stated, “Delco Remy’s strong first quarter performance is testimony to the successful efforts of our team to restructure and improve our operations through globalization and the implementation of lean manufacturing processes. Our competitive cost structure and global footprint is enabling us to leverage organic sales growth and new business wins.”

Subsequent Events:

On April 23, 2004, Delco Remy issued $125.0 million of Second-Priority Senior Secured Floating Rate Notes due 2009 and $150.0 million of 9 3/8% Senior Subordinated Notes due 2012. The proceeds from these notes were used to pay down existing indebtedness under the Company’s senior credit facility, including repayment of the $60.0 million term loan and relevant prepayment premium, and to finance the redemption of the Company’s 10 5/8% Senior Subordinated Notes due 2006, including the call premium and accrued interest. In connection with this offering, Delco Remy amended its senior credit facility to reflect the extinguishment of the $60.0 million term loan, reduce the amount of the asset based facility from $190.0 million to $160.0 million, which provides borrowings of up to $120.0 million, and extend the maturity date from March 31, 2006 to June 30, 2007.

Commenting on the transaction, Rajesh K. Shah, Executive Vice President and Chief Financial Officer, said, “We are pleased with the completion of this important milestone for the Company. The overall package substantially increases liquidity, reduces our cost of capital, extends debt maturities and provides resources and operational flexibility as we continue to grow the business and improve operations.”

Future Outlook:

Commenting on the remainder of 2004, Snyder said, “We expect solid full year sales and Adjusted EBITDA performance driven by stronger sales and profit improvements from prior facility rationalizations.”

Reconciliation to GAAP:

For a reconciliation of the non-GAAP financial information appearing in this release to GAAP financial information, please refer to the table following the accompanying Condensed Consolidated Statements of Operations.

First Quarter Conference Call:

Delco Remy’s executive management team will conduct a live conference call on Wednesday May 5 at 11:30 a.m. Eastern Daylight Time (10:30 a.m. Eastern Standard Time) to discuss additional details regarding the Company’s performance for the first quarter and the outlook for 2004. The call may be accessed by dialing 888-423-3275 ten minutes prior to the start of the presentation. A replay of the conference will be archived for two weeks, and may be accessed by dialing 800-475-6701(USA), 320-365-3844 (International), Access Code 730100.

About Delco Remy:

Delco Remy International, Inc., headquartered in Anderson, Indiana, is a leading designer, manufacturer, remanufacturer and distributor of electrical, drivetrain/powertrain and related products for automobiles, light-duty trucks, heavy-duty trucks and other heavy-duty off-road and industrial applications. Products include starter motors, alternators, engines, transmissions, torque converters and fuel systems. The Company also provides exchange services for used components, commonly known as cores, for remanufacturers. Delco Remy International, Inc. was formed in 1994 as a partial divestiture by General Motors Corporation of the former Delco Remy division, which traces its roots to Remy Electric, founded in 1896.

Caution Regarding Forward-Looking Statements:

This press announcement contains statements relating to future results of the Company that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “Act”) or by the Securities and Exchange Commission (“SEC”) in its rules, regulations and releases. The Company desires to take advantage of the “safe harbor” provisions in the Act for forward-looking statements made in this press announcement. Any statements set forth in this press announcement with regard to its expectations as to financial results and other aspects of its business may constitute forward-looking statements. These statements relate to the Company’s future plans, objectives, expectations and intentions and may be identified by words like “believe,” “expect,” “may,” “will,” “should,” “seek,” or “anticipate,” and similar expressions. The Company cautions readers that any such forward-looking statements are based on assumptions that the Company believes are reasonable, but are subject to a wide range of risks including, but not limited to, risks associated with the uncertainty of future financial results, acquisitions, additional financing requirements, development of new products and services, the effect of competitive products or pricing, the effect of economic conditions and other uncertainties detailed from time to time in the Company’s filings with the SEC. Due to these uncertainties, the Company cannot assure readers that any forward-looking statements will prove to have been correct.

Investor Relations:	David E. Stoll	765-778-6523
	Keri Webb	765-778-6602
Delco Remy Web Site:	http://www.delcoremy.com

Delco Remy International, Inc. and Subsidiaries Condensed Consolidated Statements of Operations (Unaudited)
IN THOUSANDS, For the three months ended March 31,	2004	2003

Net sales	$293,187	$256,570
Cost of goods sold	240,467	213,139

Gross profit	52,720	43,431

Selling, general and administrative expenses	27,578	26,222
Restructuring charges	1,095	45,085

Operating income (loss)	24,047	(27,876)

Interest expense, net	16,202	14,116

Income (loss) from continuing operations before income taxes, minority interest and loss from unconsolidated joint ventures	7,845	(41,992)

Income tax expense	1,437	5,260
Minority interest	548	(213)
Loss from unconsolidated joint ventures	454	715

Net income (loss) from continuing operations	5,406	(47,754)

Discontinued operations:
Loss from discontinued operations, net of tax	(258)	(3,747)
Gain on disposal of discontinued operations, net of tax	108	2,417

Net loss from discontinued operations, net of tax	(150)	(1,330)

Net income (loss)	5,256	(49,084)

Accretion for redemption of preferred stock	8,552	7,556

Net loss attributable to common stockholders	$(3,296)	$(56,640)

Adjusted EBITDA:

Operating income (loss)	$24,047	$(27,876)
Depreciation and amortization	5,912	7,480
Restructuring charges	1,095	45,085

Adjusted EBITDA	$31,054	$24,689

Delco Remy International, Inc. and Subsidiaries Condensed Consolidated Balance Sheets
IN THOUSANDS, At	March 31 2004	December 31 2003

	(Unaudited)
Assets:
Current assets:
Cash and cash equivalents	$17,305	$21,328
Trade accounts receivable, net	176,424	151,221
Inventories	231,156	214,764
Other current assets	33,960	28,921

Total current assets	458,845	416,234

Property, plant and equipment, net	136,705	135,746
Goodwill, net	132,571	132,571
Other assets	37,397	39,425

Total assets	$765,518	$723,976

Liabilities and Stockholders’ Deficit:
Current liabilities:
Accounts payable	$181,041	$161,828
Accrued restructuring	5,703	10,826
Other liabilities and accrued expenses	141,717	133,222
Liabilities of discontinued operations	1,506	1,565
Current maturities of long-term debt	29,989	31,397

Total current liabilities	359,956	338,838

Long-term debt, net of current portion	606,183	593,103
Accrued restructuring	8,427	8,801
Other noncurrent liabilities	36,661	37,066

Minority interest in subsidiaries	15,475	15,193
Redeemable preferred stock	315,521	306,969

Total stockholders’ deficit	(576,705)	(575,994)

Total liabilities and stockholders’ deficit	$765,518	$723,976

Delco Remy International, Inc. and Subsidiaries Condensed Consolidated Statements of Cash Flows (Unaudited)
IN THOUSANDS, For the three months ended March 31,	2004	2003

Cash Flows from Operating Activities:
Net loss attributable to common stockholders	$(3,296)	$(56,640)
Adjustments to reconcile net loss to net cash used in operating activities:
Loss from discontinued operations	258	3,747
Gain on disposal of discontinued operations	(108)	(2,417)
Depreciation and amortization	5,912	7,480
Accretion for redemption of preferred stock	8,552	7,556
Restructuring charges	1,095	45,085
Cash payments for restructuring charges	(6,607)	(7,019)
Changes in net working capital, net of acquisitions and restructuring charges	(17,615)	(9,133)
Other, net	2,966	(5,512)

Net cash used in operating activities of continuing operations	(8,843)	(16,853)

Cash Flows from Investing Activities:
Acquisitions, net of cash acquired	—	(4,837)
Net proceeds on sale of businesses	108	27,876
Purchases of property, plant and equipment	(6,030)	(5,257)

Net cash (used in) provided by investing activities of continuing operations	(5,922)	17,782

Cash Flows From Financing Activities:
Net borrowings under revolving line of credit and other	11,672	205
Distributions to minority interests	(1,010)	—

Net cash provided by financing activities of continuing operations	10,662	205

Effect of exchange rate changes on cash	241	(62)

Cash flows of discontinued operations	(161)	(552)

Net (decrease) increase in cash and cash equivalents	(4,023)	520
Cash and cash equivalents at beginning of year	21,328	12,426

Cash and cash equivalents at end of period	$17,305	$12,946